EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-112719 and 333-111721) pertaining to the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan of Provide Commerce, Inc. of our report dated August 5, 2004, with respect to the consolidated financial statements of Provide Commerce, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

San Diego, California

September 24, 2004